The following was issued by Boise Cascade Office Products
Corporation.

FOR IMMEDIATE RELEASE:	 December 15, 1998


           BOISE CASCADE OFFICE PRODUCTS ANNOUNCES
     RESTRUCTURING IN CERTAIN OF ITS EUROPEAN OPERATIONS

Itasca, Illinois - Boise Cascade Office Products (NYSE: BOP) announced today a restructuring plan for certain of its European operations. In connection with this restructuring, the Company will incur charges of approximately $11 million to operating income, which includes $1 million of inventory write-down, in the fourth quarter of 1998.

Chris Milliken, President and Chief Executive Officer stated:
"The majority of our operations in Europe continue to be highly successful. Jean-Paul Guisset S.A. (JPG), our direct marketing operation in France and our largest European subsidiary, has performed extremely well. Also, the results of our 1998 direct marketing acquisition in Spain and our 1998 direct marketing entry into Belgium are on track and the early signs are very encouraging. Due to the recent management changes and logistical improvements, our French contract stationer business is making excellent progress toward achieving our plan. However, our operating results in Germany and in our contract stationer operations in the United Kingdom have not met our expectations and necessitate the actions we are announcing today."

In Germany, the Company has operated a direct marketing joint venture with Otto Versand since January 1997. The Company and Otto Versand have amicably dissolved that joint venture. Otto Versand purchased Boise Cascade Office Products' 50 percent interest in the joint venture. In addition, the Company repurchased Otto Versand's 10 percent interest in JPG. JPG is now a wholly-owned subsidiary of Boise Cascade Office Products.

In the United Kingdom, the Company has contract stationer and direct marketing operations. The Company's restructuring effort in the United Kingdom will entail closing seven small and less productive contract stationer facilities, thereby consolidating the contract stationer operations, and integrating selected functions of the contract stationer operations with the direct marketing operations. The Company also plans to install a new order-management system with cross-border capabilities. "These actions will allow BOP to significantly reduce its cost structure and create an efficient and integrated business model in the United Kingdom," said Rick Black, Senior Vice President of Reliable and Europe. "Furthermore, establishing a flexible order-management system will provide a platform for future integration of our cross-border European contract and direct marketing operations."

"We have successfully integrated our profitable and growing contract stationer and direct marketing operations in the United States," stated Chris Milliken. "This successful business model can be leveraged to develop an effective foundation for a solid European business. We remain committed to servicing local and multi-national accounts through both direct marketing and contract stationer channels in Europe."

The restructuring actions, as outlined above, are expected to provide approximately $4 million in operating income improvement from 1998 to 1999. The approximate $11 million charge to operating income will, after tax considerations, result in an $0.11 per share reduction in reported earnings for the fourth quarter of 1998.

Before the restructuring charge, the Company increased its estimated 1998 tax rate from 43% to 43.5%, retroactively, due to the shift in income among its European operations. After restructuring, the 1998 estimated tax rate will be further increased to 44.75%. The restructuring charge affects the tax rate because a significant portion of the charge is incurred in the United Kingdom, which has a lower relative tax rate.

Boise Cascade Office Products Corporation, headquartered in Itasca, Illinois, is one of the world's premier business-to-business distributors of office products, with operations in Australia, Belgium, Canada, France, Spain, the United Kingdom, and the United States.

This press release includes "forward-looking statements" which involve uncertainties and risks. There can be no assurance that actual results will not differ from the company's expectations. Factors which could cause such differences include the Company's ability to implement its operating strategies and integration plans and realize cost savings and efficiencies, fluctuations in foreign currency exchange rates, competitive and general economic conditions, and other risks set forth in the company's filings with the Securities and Exchange Commission. The Company's current estimates of restructuring charges are based on preliminary information. Final reported results might differ from current expectations, based upon additional information and a further review of information received to date.



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